As filed with the Securities and Exchange Commission on April 5, 2004
Registration No. 333-106867

Securities and Exchange Commission
Washington, D.C. 20549

FORM S-3
Registration Statement Under The Securities Act of 1933

HEALTHTRONICS SURGICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Georgia	3845	58-2210668
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1841 W. Oak Parkway, Suite A
Marietta, GA  30062
(770) 419-0691
(address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ARGIL J. WHEELOCK, M.D.
Chairman of the Board and Chief Executive Officer
1841 West Oak Parkway, Suite A
Marietta, Georgia 30062
(770) 419-0691
(name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
FRANK M. WILLIAMS, ESQ.	TED S. BIDERMAN, ESQ.
Miller & Martin, PLLC	General Counsel
Suite 1000, 832 Georgia Avenue	1841 West Oak Parkway, Suite A
Chattanooga, Tennessee 37402-2289	Marietta, Georgia 30062
(423) 756-6600	(770) 419-0691

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, no par value	800,000	$6.11	$4,888,000	$619.31

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices of the common stock reported on Nasdaq on April 1, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS	SUBJECT TO COMPLETION	April 2, 2004

800,000 Shares
Common Stock

The Offering

This prospectus relates to the offer and sale of 800,000 shares of our common stock by the selling shareholders listed on Page 13.  The selling shareholders may offer their respective shares of common stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.  We will not receive any of the proceeds from the sale of the shares of the selling shareholders.

Our common stock is traded on the Nasdaq National Market under the symbol “HTRN”.  On April 1, 2004, the last reported sale price in the Nasdaq National Market was $6.11 per share.

Investing in our common stock involves a high degree of risk.  Before buying our shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” which begins on Page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 2, 2004.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.  Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements.  Forward-looking statements give our current expectations of forecasts of future events.  All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial positions, business strategy, budgets, projected costs and plans, and objectives of management for future operations, are forward-looking statements.  In addition, in this prospectus, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” or the negative thereof, and similar expressions, as they relate to us, are intended to identify forward-looking statements.  These forward-looking statements are subject to a number of factors, including, among other things:

•	failure to successfully commercialize our products and technologies;
•	market acceptance of our products and technologies;
•	government regulations that may affect our business;
•	relationships with physicians and hospitals;
•	uncertainty relating to third-party reimbursement for our products or services;
•	general economic and business conditions, both nationally and in our markets;
•	our expectations and estimates concerning future financial performance and financing plans;
•	competition and technological change;
•	difficulty integrating HMT and realizing projected cost savings;
•	unanticipated regulatory and clinical costs related to FDA approval of HIFU; and
•	relationships with our sole supplier and any future suppliers.

Any or all of our forward-looking statements in this prospectus may turn out to be wrong.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in “Risk Factors” beginning on Page 7 of this prospectus.  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.  Our forward-looking statements speak only as of the date of this prospectus, and except as required by law, we undertake no obligation to update any forward-looking statement.

(This page has been left blank intentionally.)

PROSPECTUS SUMMARY

This section contains a general summary of the information contained in this prospectus.  It may not include all of the information that is important to you.  You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

The Company

HealthTronics Surgical Services, Inc. (may be referred to as, “HealthTronics”, the “Company”, “we”, “us” or “our” and shall include all subsidiaries where appropriate) is a leading provider of minimally invasive surgical treatments for the urology and orthopaedic markets and, as a result of our recent acquisition of HMT Holding AG and controlling interest in HMT High Medical Technologies AG, a manufacturer of medical devices.

The primary component of our urology business is lithotripsy, a medical procedure in which a device called a lithotripter transmits high-energy shock waves through the body to break up kidney stones.  Also in the urology sector, we provide treatments for benign and cancerous conditions of the prostate.  In treating benign prostate disease, we use a technology called transurethral microwave therapy, a process in which heat therapy is used to treat the enlarged prostate, and other technologies.  For treating prostate and other cancers, we use a procedure called cryosurgery, a process which uses a double freeze thaw cycle to destroy cancer cells.

In orthopaedics, we provide non-invasive surgical solutions for a wide variety of orthopaedic conditions such as chronic plantar fasciitis and chronic lateral epicondylitis, more commonly known as heel pain and tennis elbow, respectively.  We provide these services with our device called the OssaTron®, which is an evolution of the lithotripsy technology.  The OssaTron is approved by the FDA for the two previously stated indications and has been demonstrated to be effective through several clinical studies.

Much of our business consists of partnerships with urologists, orthopaedic surgeons and podiatrists or as a mobile service provider.  The Company employs an extensive network of clinical technicians who assist doctors with the operation of the equipment during procedures and electronic service technicians who maintain the medical devices in good working order.

We were formed in December 1995 and began offering lithotripsy services in early 1997.  In October 2000, we received FDA approval to market the OssaTron orthopaedic extracorporeal shock wave device for the treatment of chronic plantar fasciitis. On March 14, 2003, we also received FDA approval for the treatment of chronic lateral epicondylitis with the OssaTron extracorporeal shock wave device. Other possible applications are under review.

Our services are provided principally through limited partnerships or other entities that we manage.  Many of these partnerships were formed by us, and we maintain an equity interest ranging from 5% to 100% of the partnership while selling any remaining interests primarily to physicians.  We generally retain the sole managing interest in the entities and manage their daily operations.  We also provide equipment maintenance services to some of the partnerships and supply them with various consumables used in lithotripsy and Orthotripsy® orthopaedic extracorporeal shock wave surgery procedures.  To date we have expanded our operations by forming partnerships in new geographic markets and acquiring interests in partnerships from unaffiliated parties, and we expect to continue to do so in the future.

In recent years our urology business has grown significantly.  As of December 31, 2003, we had approximately 90 lithotripsy devices and 20 prostate treatment devices operating in North America.  In orthopaedics, as of December 31, 2003, we had approximately 57 OssaTron brand extracorporeal shock wave devices operating in North America.

In December 2001, we acquired Litho Group, Inc., the second largest provider of lithotripsy services in the U.S., for a total purchase price of $46.8 million including acquisition costs.  Litho Group, Inc. was a non-debtor subsidiary of Integrated Health Services, Inc. which had filed for bankruptcy.

In July 2002, Litho Management, Inc., a wholly owned subsidiary of the Company, sold its general and limited partnership interests in U.S. Lithotripsy, L.P., a consolidated entity, to U.S. Medical Development, Inc. for $6.8 million, resulting in a gain of approximately $3.7 million.  U.S. Lithotripsy, L.P. provided us with approximately $5.6 million in net revenues in 2002 through the sale date.

In August 2002 and November 2002, the Company purchased a collective 61% interest in a Colorado limited liability company that provides treatment for benign prostatic hyperplasia in nine western states for a total of $2.8 million in cash and 88,496 shares of the Company’s stock. The Company has consolidated the financial statements of this new subsidiary since the date of purchase.  In October 2003, the Company purchased the remaining 39% interest in this subsidiary for approximately $1.1 million.

In early March 2004, the Company purchased HMT Holding AG (“HMT Holding”) for $1,000 and 800,000 shares of the Company’s stock. HMT Holding owns a controlling interest in HMT High Medical Technologies, AG (“HMT”), the manufacturer and supplier of the OssaTron.  HMT also manufactures the LithoTron®, the LithoDiamond®, a new generation renal lithotripter, and the VersaTron®, a shock wave device for veterinary applications.

The address of our principal executive office is 1841 West Oak Parkway, Suite A, Marietta, Georgia 30062.  Our telephone number at that location is (770) 419-0691.  Our website address is www.healthtronics.com.  The information on our website is not part of this prospectus.

The Offering

With this prospectus, the selling shareholders listed on Page 13 are exercising their registration rights received in connection with our acquisition of interests in HMT Holding AG, a stock corporation organized under Swiss law (“HMT”), which owns 39.7% of the nominal capital stock in HMT High Medical Technologies AG and 72.4% of the voting rights therein.  In March 2004, we purchased a 100% interest in HMT for $1,000 in cash and 800,000 shares of our common stock.  Pursuant to the terms of the purchase agreement, we are obligated to prepare, file and cause to make effective a Registration Statement covering the resale of these shares.

The selling shareholders, or their permitted transferees, pledgees, donees or successors, may sell all or a portion of the shares from time to time on any stock exchange or automated inter-dealer quotation system on which the shares are listed, in the over-the-counter market, in privately-negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.  See “Plan of Distribution” beginning on Page 14 of this prospectus.

We will not receive any of the proceeds from the sale of these shares.

Risk Factors

You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase our common stock.  Any of these risks could have a material adverse affect our business, financial condition, results of operations and prospects, which could in turn have a material adverse affect on the price of our stock.  In this case, you may lose all or part of your investment.

If we are not able to establish or maintain relationships with physicians and hospitals, our ability to successfully commercialize our current or future products will be materially harmed.

We are dependent on health care providers in two respects.  First, if physicians and hospitals or other health care facilities determine that our services are not of sufficiently high quality or reliability, or if facilities determine that our services are not cost effective, then they might not utilize our services.  Second, physicians generally own equity interests (and in some cases majority interests) in our partnerships.  We provide a variety of services to the partnerships and in general manage their day-to-day affairs.  Our operations could become disrupted and our financial results could be adversely affected, if these physician partners become dissatisfied with our services or if we become involved in disputes with our partners.

Because of extensive health care and other state and federal regulations, we may not be able to enter into certain transactions with health care professionals or facilities to place our products in service or provide services.

Our operations and those of health care professionals and facilities with which we do business are subject to extensive regulation by federal and state governments. Such regulations may force us to delay, modify or avoid certain transactions that would otherwise benefit us.

The federal Anti-Kickback Statute (“Anti-Kickback Statute”) prohibits certain business practices and relationships under Medicare, Medicaid and other federal health care programs. Prohibited practices include the payment, receipt, offer or solicitation of money in connection with the referral of patients for services covered by a federal or state health care program.  We contract with physicians and health care facilities under a variety of financial arrangements, and physicians have ownership interests in some entities in which we too have an interest.

The Stark Self-Referral Law prohibits a physician from referring a patient to an entity with which he or she (or a family member) has a financial relationship if the referral involves a “designated health service” reimbursable under the Medicare or Medicaid programs. Our partnerships and their contracts may create a financial relationship with physicians.  Regulations under the Stark Self-Referral Law do provide that a rental arrangement that otherwise satisfies the lease exception may provide for payment on a per-treatment or usage basis, even if physicians own the equipment and refer their patients for treatments using the equipment.

In addition to these federal laws, many states have adopted similar laws. Some of these laws apply even if the payment for care does not come from the government. While there is little precedent for the interpretation or enforcement of these state laws, we cannot assure you that these laws will not be enforced against us or that our attempts to structure our financial relationships with physicians and other health care providers in light of these state laws will be effective.  For example, although we typically consult with local counsel before entering a market, it is possible that, based on recent developments or differing interpretations of state law, state regulatory officials could take exception to our “retail” model facility contracts.

The federal government provides statutory and regulatory exceptions or “safe harbors” for certain legitimate business arrangements or transactions. Arrangements that are structured to meet all safe harbor requirements are deemed not to violate the Anti-Kickback Statute and will receive safe harbor protection. We contract with hospitals and other health care facilities under a variety of financial arrangements, and physicians have investment relationships with some entities in which we have an ownership interest. We strive to seek safe harbor protection, when available, and believe that we comply with these regulations by not making payments in exchange for patient referrals. However, we can give no assurances or guarantees that our activities will be found to comply with these laws if scrutinized by governmental authorities.

In addition to these federal laws, many states have adopted similar laws.  Some of these laws apply even if the payment for care does not come from the government.  While there is little precedent for interpretation or enforcement of these state laws, we cannot assure you that these laws will not be enforced against us or that our attempts to structure our financial relationships with physicians and other health care providers in light of these state laws will be effective.

If we are found to have failed to comply with any of the above-described federal or state laws or any other laws, rules or regulations described in the Government Regulations section of our annual report on Form 10-K for the fiscal year ended December 31, 2003, we could suffer criminal and civil penalties, possible license revocation, and/or exclusion from participating in Medicare, Medicaid or other governmental health care programs.

We believe we comply in all material respects with the foregoing laws, regulations, and all other applicable regulatory requirements; however, these laws are complex and courts and governmental enforcement agencies have broadly construed them. Thus, there can be no assurance that we will not be required to change our practices or relationships with treating physicians who are investors in our subsidiaries or with facilities in which the shock wave procedures are performed, or that we will not experience material adverse effects as a result of any investigations or enforcement actions by any federal or state regulatory agencies.

Third party payors could refuse to reimburse health care providers for use of our current or future products, which could make our revenues decline.

Third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of medical procedures and treatments.  In addition, significant uncertainty exists as to the reimbursement status of newly approved health care products. Lithotripsy treatments are reimbursed under various federal and state programs, including Medicare and Medicaid, as well as under private health care programs, primarily at fixed rates. Governmental programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, and private programs are subject to policy changes and commercial considerations, all of which may have the effect of decreasing program payments, increasing costs or requiring us to modify the way in which we operate our business. These changes could have a material and adverse effect on us.

Orthopaedic extracorporeal shock wave surgery is a relatively new procedure in the U.S., and reimbursement policies are still evolving.  Medicare has not yet established final reimbursement rates for such surgery, although some Healthcare Common Procedure Coding System (“HCPCS”) codes have been established.  There is also no permanent CPT code designated for the procedure by the American Medical Association.  Reimbursement by private third party payors has been made on a case-by-case basis. We cannot assure you that third party payors will establish and maintain price levels sufficient for us to realize an appropriate return on our investment. Furthermore, if physicians, hospitals and other health care providers do not receive sufficient reimbursement for the cost of these procedures, then they may be reluctant to perform these procedures and therefore may not utilize our services.  Competing orthopaedic shock wave devices that use low energy protocols and are marketed to physicians for use in office settings, or for treatment use by technicians or physical therapists may also cause a material decrease in reimbursement by third party payors as a result of confusion in the market regarding high energy and low energy devices or protocols.

In the event these events occur, our earnings and stock price could be negatively effected and our business reputation damaged.

New federal and state legislation and regulatory initiatives relating to patient privacy could require us to expend substantial sums acquiring and implementing new information systems, which could negatively impact our financial results.

There is recent legislation and several regulatory initiatives at the state and federal levels addressing patient privacy concerns.  These laws are fully described in the Government Regulations section of our annual report on Form 10-K for the fiscal year ended December 31, 2003.  New federal legislation will extensively regulate the use and disclosure of individually identifiable health-related information and the security and standardization of electronically maintained or transmitted health-related information.  We do not yet know the total financial or other impact of these regulations on our business.  Continuing compliance with these regulations will likely require us to spend substantial sums, including, but not limited to, purchasing new computer systems, which could negatively impact our financial results.  Additionally, if we fail to comply with the privacy regulations, we could suffer civil penalties of up to $25,000 per calendar year per standard (with well over fifty standards with which to comply) and criminal penalties with fines of up to $250,000 for willful and knowing violations.  In addition, health care providers will continue to remain subject to any state laws that are more restrictive than the federal privacy regulations.  These privacy laws vary by state and could impose additional penalties.

The provisions of HIPAA criminalize situations that previously were handled exclusively civilly through repayments of overpayments, offsets and fines.  We believe that our business arrangements and practices comply with the new health care criminal statutes of HIPAA.  However, a violation could subject us to penalties, fines and/or possible exclusion from Medicare or Medicaid.  Such sanctions could reduce our revenue or profits.

A number of proposals for health care reform have been made in recent years, some of which have included radical changes in the health care system. Health care reform could result in material changes in the financing and regulation of the health care business, and we are unable to predict the effect of such changes on our future operations. It is uncertain what legislation on health care reform, if any, will ultimately be implemented or whether other changes in the administration of or interpretation of existing laws involving governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration of or interpretation of existing legislation regarding governmental health care programs will not have a material adverse effect on the results of our operations.

We face intense competition and rapid technological change that could result in products that are superior to the products on which our current or proposed services are based.

Competition in our industry is intense.  We compete with national, regional and local providers of lithotripsy and orthopaedic extracorporeal shock wave surgical services. This competition could lead to a decrease in our profitability.  Moreover, if our customers determine that our competitors offer better quality services or are more cost effective, we could lose business to these competitors.  The medical device industry is subject to rapid and significant technological change. Others may develop technologies or products that are more effective or less costly than the products on which our services are based, which could render our services obsolete or noncompetitive.  Our business is also impacted by competition from other lithotripsy and orthopaedic extracorporeal shock wave surgery services, on the one hand, and surgical and other established methods for treating urological and orthopaedic conditions, on the other hand.  In the event a competitive product is embraced by the medical community, our earnings and stock price could be negatively affected.

We may be subject to costly and time-consuming product or professional liability actions that would materially harm our business.

Our business exposes us to potential product liability risks that are inherent in the medical device and medical services industry, including those which may arise from misuse or malfunction of, or design flaws in, the extracorporeal shock wave treatment devices or other medical devices we use.  We may be held liable if patients are injured when undergoing lithotripsy, orthopaedic extracorporeal shock wave or prostate surgery procedures where our devices are used. Treatment with the extracorporeal shock wave device may result in a variety of complications, in particular, post-treatment pain and neurological symptoms. We cannot ensure that we will be able to avoid product or professional liability exposure. Product and professional liability insurance is generally expensive, if available at all. We cannot ensure that our present insurance coverage is adequate or that we can obtain adequate insurance coverage at a reasonable cost in the future.

The failure to integrate HMT Holding AG and its subsidiary HMT High Medical Technologies, AG successfully may result in our not achieving the anticipated benefits of the acquisition.

We acquired HMT Holding AG (“HMT Holding”) and a controlling interest in HMT High Medical Technologies AG (“HMT”) in March 2004.  HMT had revenues in 2003 of approximately $20 million prior to the acquisition, compared to our 2003 revenues of approximately $88 million.  Approximately $10 million of the revenue of HMT in 2003 was from the Company.  In integrating HMT, we face challenges in consolidating functions, integrating its organizations, procedures and operations in a timely and efficient manner, and retaining key personnel. These challenges will result principally because HMT:

•	conducts operations based from its home office in Switzerland and sells products worldwide;

•	manufactures and assembles medical equipment which are functions we have never before performed;

•	has different management policies and financial software which will need to be converted to our standards;

•	previously did not utilize US generally accepted accounting principles in preparation of its financial statements (which will need to be converted); and

•	has some different employment and compensation arrangements for its employees.

As a result, the integration will be complex and will require additional attention from members of management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on our revenues, level of expenses and operating results.  The failure to achieve synergies and cost savings may also create a financial strain on the Company.

Our success will depend partly on our ability to operate without infringing on or utilizing the proprietary rights of others.

The medical device industry is characterized by a substantial amount of litigation over patent and other intellectual property rights. No one has claimed that any of our medical devices infringe on their intellectual property rights; however, it is possible that we may have unintentionally infringed on the patents or other intellectual property rights of others. Intellectual property litigation is costly. If we do not prevail in any future litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or to obtain a license. Any required license may not be available to us on acceptable terms. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which would reduce our revenues and net income.

If we fail to attract and retain key personnel and principal members of our management staff, then our business, financial condition and operating results could be materially harmed.

Our success depends greatly on our ability to attract and retain qualified management and technical personnel, as well as to retain the principal members of our existing management staff. Our Chairman, Dr. Argil Wheelock, is a urologist whose management ability and relationships with our physician partners are extremely important to us. The loss of services of any key personnel could adversely affect our current operations and our ability to implement our growth strategy. There is intense competition within our industry for qualified staff, and we cannot assure you that we will be able to attract and retain the necessary qualified staff to develop our business. If we fail to attract and retain key management staff, or if we lose any of our current management team, then our business, financial condition and operating results could be materially harmed.

We have incurred a significant amount of indebtedness.

We incurred debt to finance the acquisition of Litho Group, Inc. and our recent acquisition of controlling interest in HMT.  To comply with the debt covenants, we must use a significant portion of our operating cash flows to meet scheduled payment terms. At December 31, 2003, we had debt outstanding of approximately $23.0 million and shareholders’ equity of approximately $40.4 million.  We may continue to borrow funds to finance acquisitions as well as for other purposes.

Such a large amount of debt could have negative consequences for us, including without limitation:

•	restricting our ability to obtain financing in the future;

•	making a substantial portion of our cash flow dedicated to interest and principal obligations and unavailable for other purposes;

•	limiting our flexibility to successfully address changing economic, business and competitive conditions; and

•	making us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions.

The failure to comply with the covenants in the agreement governing the terms of our indebtedness could be an event of default and could accelerate the payment obligations. Certain covenants also limit our ability to take certain actions without lender approval.

We may not be able to achieve market acceptance of extracorporeal shock wave surgery for orthopaedic indications.

We anticipate that most of our near-term growth will come from our orthopaedic operations.  However, orthopaedic extracorporeal shock wave surgery is a new medical procedure in the U.S. with no established market.  There are established alternatives to treating the indications for which we intend to promote orthopaedic extracorporeal shock wave surgery.  Moreover, physicians may not utilize the OssaTron device until they receive long-term clinical evidence to convince them to alter their existing treatment methods.  Physicians may also resist using the OssaTron device until we have demonstrated that it is well established that most third party payors will reimburse them for procedures using it.

We cannot commercialize the use of the OssaTron for any additional orthopaedic indications until we have obtained regulatory approval for such indications.

Medical devices like the OssaTron device must be approved by the U.S. Food and Drug Administration (“FDA”) prior to their marketing for commercial use.  The FDA often grants approval only for a particular indication or disease, and in these cases, the device may not be marketed for use in treating other conditions, unless the FDA grants additional approvals.  The process of attempting to obtain regulatory approvals is unpredictable, is often lengthy, and requires the expenditure of substantial resources.  The FDA can delay, limit or deny approval for several reasons, including:

•	danger or ineffectiveness of the product;

•	disagreements with us over interpretations of clinical data; and

•	new or revised approval policies.

On October 13, 2000, the FDA granted us approval to market the OssaTron device to treat chronic plantar fasciitis.  On March 14, 2003, the FDA granted us approval to market the OssaTron device for treatment of chronic lateral epicondylitis or tennis elbow.  Our orthopaedic business may not be successful and our long-term growth prospects may not be realized without FDA approval for the use of the OssaTron device in indications other than chronic plantar fasciitis and chronic lateral epicondylitis.  Furthermore, any delay in receiving approval, any failure to receive approval, or any failure to comply with existing or future regulatory requirements would likely harm our ability to conduct our business.

The market price of our common stock may experience substantial fluctuation for reasons over which we have little control.

Our stock price has a history of volatility.  Fluctuations have occurred even in the absence of significant developments pertaining to our business.  Stock prices and trading volume of companies in the health care and health services industry have both fallen and risen dramatically in recent years.  Both company-specific and industry-wide developments may cause this volatility.  During 2003, our stock price ranged from $5.10 to $11.67.  Factors that could impact the market price of our common stock include the following:

•	future announcements concerning us, our competitors or the health care services market generally;

•	developments relating to our relationships with hospitals, surgery centers or physicians;

•	developments relating to our sources of supply;

•	claims made or litigation filed against us;

•	changes in, or new interpretations of, government regulations;

•	changes in operating results from quarter to quarter;

•	sales of stock by insiders;

•	news reports relating to trends in our markets;

•	acquisitions and financings in our industry; and

•	overall volatility of the stock market.

          Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results.  These fluctuations, coupled with changes in the results of operations and general economic, political and market conditions of the Company, may adversely affect the market price of our common stock.

Clinical costs to obtain FDA approval of HIFU may be higher than anticipated by the Company or the FDA may fail to approve HIFU.

The recently signed distribution agreement with EDAP TMS S.A. provides that the Company will start a clinical trial for the submission of high intensity focused ultrasound (“HIFU”) treatment of prostate cancer to the FDA for pre-market approval.  In the event the costs of the clinical trial are greater than those budgeted by the Company, the Company could be forced to increase debt or to limit spending on the development of other projects.  In the event of such increased costs, our earnings and stock price could be depressed or negatively impacted.  While HIFU has been successful in Europe to treat prostate cancer, the results of the clinical trials may not meet the standards required for approval by the FDA.  Failure to obtain FDA approval for HIFU would adversely effect future earnings and negatively impact the market price of our common stock.

We are dependent upon Urologix, Endocare and Oncura for supply of certain of our urologic medical devices.

We primarily use the Prostatron to provide transurethral microwave therapy services to treat benign prostatic hyperplasia.  The Prostatron is distributed solely by Urologix, Inc. in the United States.  Our ability to grow this market would be limited in the event that Urologix, Inc. were unable to supply consumables, maintenance service or additional devices.

We primarily use the CryoCare cryoablation device to provide cryosurgical services for prostate and other cancers.  In addition, we use the Oncura (an Amersham Company) SeedNet System to provide cryosurgical services.  The CryoCare device is manufactured and distributed by Endocare, Inc.  Public filings reveal certain regulatory investigations of Endocare’s business.  Our ability to grow this market could be limited in the event Endocare or Oncura become unable to supply devices, service or consumables for existing devices.

Selling Shareholders

In March 2004, we purchased a 100% interest in HMT for approximately $1,000 in cash and 800,000 shares of our common stock.  Pursuant to the terms of the purchase agreement, we are obligated to prepare, file and cause to make effective a Registration Statement covering the resale of these shares.

The selling shareholders, or their permitted transferees, pledgees, donees or successors, may sell all or a portion of the shares from time to time on any stock exchange or automated inter-dealer quotation system on which the shares are listed, in the over-the-counter market, in privately-negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

The following table sets forth the number of shares owned by the selling shareholders as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information. We are not able to estimate the amount of shares that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares. The following table assumes that all of the shares being registered will be sold. The selling shareholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

	Shares Owned Before Offering		Registered Shares	Shares Owned After Offering

Name of Shareholder	Number	Percentage	Number	Number	Percentage

Dr. Andreas Bänziger	400,000	3.23%	400,000	0	0.00%
Norbert Brill	100,000	0.81%	100,000	0	0.00%
Thomas Fischer	100,000	0.81%	100,000	0	0.00%
Wilfred Thom	100,000	0.81%	100,000	0	0.00%
Roland Germann	100,000	0.81%	100,000	0	0.00%

TOTAL			800,000

PLAN OF DISTRIBUTION

We are registering the common stock on behalf of the above selling shareholders. The selling shareholders are offering shares of common stock that they received in connection with the above acquisition. As used in this prospectus, the term “selling shareholders” includes pledgees, transferees or other successors-in-interest selling shares received from the selling shareholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling shareholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling shareholders.

The selling shareholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or the purchasers of such securities for whom they may act as agents.

The common stock may be sold by the selling shareholders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market or

•	through the purchase and sale of over-the-counter options.

In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker/dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker dealers that in turn may sell such securities.

At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any, discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

Legal Matters

Some legal matters with respect to the common stock offered under this prospectus will be passed upon for us by Miller & Martin PLLC, Chattanooga, Tennessee.

Experts

The consolidated financial statements of HealthTronics Surgical Services, Inc. and Subsidiaries appearing in HealthTronics Surgical Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

Available Information

We file reports, proxy statements and other information with the SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our Internet website is www.healthtronics.com. On the Investor Relations page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. Additionally, our SEC filings are available at the SEC’s website (www.sec.gov).

Incorporation by Reference

We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003
Current Reports on Form 8-K	February 2, 2004, February 23, 2004, March 9, 2004, March 12, 2004 and March 23, 2004.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the common stock.

The Company’s Articles of Incorporation and Bylaws are incorporated by reference as exhibits to this registration statement and may be obtained electronically or on paper upon request.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

HealthTronics Surgical Services, Inc.
Attn: General Counsel
1841 West Oak Parkway, Suite A
Marietta, Georgia 30062
(770) 419-0691

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an itemization of all fees and expenses incurred or expected to be incurred by the registrants in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee	$ 619.31
Printing expenses	5,000.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	10,000.00
Miscellaneous	1,000.00
Total	26,619.31

All of the above except the Securities and Exchange Commission registration fee are estimated.

Item 15. Indemnification of Directors and Officers.

The Company is organized under the laws of the State of Georgia and is governed by the Georgia Business Corporation Code, as in effect or hereafter amended (“Corporation Code”).  Section 14-2-852 of the Corporation Code requires that the Company indemnify a director “who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.”  Section 14-2-85 of the Corporation Code requires that a corporation indemnify officers under the same standard.

Section 14-2-851 of the Corporation Code provides that the Company may indemnify a  director or officer who is a party to a proceeding against liability incurred in the proceeding if (i) the director or officer conducted himself or herself in good faith; and (ii) the director or officer reasonable believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

The Company’s Articles of Incorporation provide that no director shall have any personal liability to the Company or its shareholders for monetary damages for breach of duty of care or the other duties of a director except (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (ii) for acts or omissions that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.  These provisions may limit the Company and its shareholders from holding a director personally liable for certain acts or omissions.

The Company maintains directors and officers liability insurance, which insures against liabilities that directors or officers of the Company may incur in such capacities.

Item 16. Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however , that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Marietta, State of Georgia, on April 2, 2004.

HEALTHTRONICS SURGICAL SERVICES, INC.

By:	/s/	Argil J. Wheelock

Argil J. Wheelock, M.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of HealthTronics Surgical Services, Inc., do hereby constitute and appoint Ted S. Biderman our true and lawful attorney and agent with the power of substitution to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Corporation to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all amendments, including post-effective amendments, thereto) and we do hereby ratify and confirm all that said attorney and agent or his respective substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on April 2, 2004 by the following persons in the capacities indicated.

Signature		Title

/s/	Argil J. Wheelock	Chairman of the Board,
Chief Executive Officer
	Argil J. Wheelock	and Director
(Principal Executive Officer)

/s/	Martin J. McGahan	President and Chief Operating Officer (Acting Chief Financial Officer) (Principal Financial Officer)

Martin J. McGahan

/s/	Victoria W. Beck	Chief Accounting Officer
(Principal Accounting Officer)
Victoria W. Beck

/s/	James R. Andrews	Director

James R. Andrews

/s/	Scott A. Cochran	Director

Scott A. Cochran

/s/	Donny R. Jackson	Director

Donny R. Jackson

/s/	Timothy J. Lindgren	Director

Timothy J. Lindgren

/s/	Russell H. Maddox	Director

Russell H. Maddox

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Stock Purchase Agreement dated December 11, 2001 by and among the Company, IHS and LGI, incorporated by reference to Exhibit 2.1 to Form 8-K dated December 26, 2001 (Reg. No. 000-30406)

2.2

Sale and Purchase Agreement regarding HMT Holding AG dated February 18, 2003 by and among the Company, HealthTronics GmbH and Dr. Andreas Baenziger, Norbert Brill, Thomas Fischer, Wilfred Thom and Roland Germann, incorporated by reference to Exhibit 2.1 to Form 8-K dated March 12, 2004 (Reg. No. 000-30406)

3.1

Amended Articles of Incorporation of HealthTronics Surgical Services, Inc., incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB filed April 1, 2002 (Reg. No. 000-30406)

3.2	Restated Bylaws of HealthTronics Surgical Services, Inc., incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-KSB filed April 1, 2002 (Reg. No. 000-30406)

10.1	Entity Interest Agreement between HealthTronics, Inc. and USL, incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.2

Distributorship Agreement between HealthTronics, Inc. and USL and amendments thereto, incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.3

Patent License Agreement dated June 3, 1995 between OssaTronics, Inc. and HMT High Medical Technologies GmbH along with amendments thereto, incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.3 (a)	Patent Purchase Agreement between VISSH Voennomedicinsky Institute and HMT, incorporated by reference to Exhibit 10.4 (a) to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.3 (b)

U.S. Patent Number 4,979,501 for a method and an apparatus for medical treatment of the pathological state of bones, incorporated by reference to Exhibit 10.4 (b) to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.3 (c)

Provisional Patent Application for the use of acoustic shock waves in the treatment of medical, dental and veterinary conditions, incorporated by reference to Exhibit 10.4 (c) to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.3 (d)

U.S. Patent Number 5,595,178 for a system and an apparatus for treatment of degenerative bone, incorporated by reference to Exhibit 10.4 (d) to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.3 (e)	Second Amendment to Patent License Agreement, incorporated by reference to Exhibit 10.4 (e) to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.4

Distributorship and Manufacturing Agreements between HealthTronics and HMT for both the OssaTron(R) (11/22/94) and the LithoTron(R) (1/24/96) and amendments to both agreements dated March 1, 1996 and August 7, 1996, incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

1

Exhibit No.	Description

10.5	HealthTronics’ 401(k) plan, incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.6

Agreement dated February 15, 1995 between OssaTronics, Inc., John Warlick, Argil Wheelock, MD, Karl-Heinz Restle and Scott A. Cochran, incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-66977)

10.7	Manufacturing Agreement dated June 20, 1996 between HealthTronics and HMT, incorporated by reference to Exhibit 10.8 of Form SB-2 (Reg. No. 333-66977)

10.8	Employment Agreement with Ms. Beck, incorporated by reference to Exhibit 10.11 of Form SB-2 (Reg. No. 333-66977)*

10.9	Employment Agreement with Dr. Wheelock, incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-KSB filed April 1, 2002 (Reg. No. 000-30406)*

10.10	Employment Agreement with Mr. McGahan, incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-KSB filed April 1, 2002 (Reg. No. 000-30406)*

10.11	Employment Agreement with Mr. Biderman, incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed March 26, 2003 (Reg. No. 000-30406)*

10.12	Credit Agreement between HealthTronics Surgical Services, Inc. and
Bank of America, N.A., incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-KSB filed April 1, 2002 (Reg. No. 000-30406)

10.12 (a)

Amended Credit Agreement dated March 5, 2004 by and among HealthTronics Surgical Services, Inc., SunTrust Bank and Regions Bank, incorporated by reference to Exhibit 10.12 (a) to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

10.13

Lease Agreement between HealthTronics, Inc. and Prucrow Industrial Properties, L.P. dated January 27, 2000, incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB filed May 15, 2000 (Reg. No. 000-30406)

10.14

First Amendment to Lease Agreement dated December 30, 2002 between HealthTronics, Inc. and LIT PC, L.P., incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed March 26, 2003 (Reg. No. 000-30406)

10.15

Second Amendment to Lease Agreement dated February 21, 2003 between HealthTronics Surgical Services, Inc. and LIT PC, L.P., incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed March 26, 2003 (Reg. No. 000-30406)

10.16	Deferred Compensation Plan for HealthTronics Surgical Services, Inc., incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed March 26, 2003 (Reg. No. 000-30406)*

10.17	Amended and Restated Employment Agreement with Dr. Wheelock*, incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

10.18	Amended and Restated Employment Agreement with Mr. McGahan*, incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

10.19	Amended and Restated Employment Agreement with Mr. Biderman*, incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

10.20	Employment Agreement with Dr. Bänziger*, incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

* management contract or compensatory plan or arrangement.

2

Exhibit No.	Description

10.20 (a)	First Amendment to Employment Agreement with Dr. Bänziger*, incorporated by reference to Exhibit 10.20 (a) to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

10.20 (b)	Second Amendment to Employment Agreement with Dr. Bänizger*, incorporated by reference to Exhibit 10.20 (b) to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

10.21

Deferred Compensation Plan for HealthTronics Surgical Services, Inc. adopted January 1, 2004*, incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

21.1	Subsidiaries, incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed March 15, 2004 (Reg. No. 000-30406)

23.1	Consent of Independent Auditors

99.1	Letter from FDA dated 7/21/97 approving the PMA for the LithoTron(R) Lithotripsy System, subject to certain conditions, incorporated by reference to Exhibit 99.1 of Form SB-2 (Reg. No. 333-66977)

99.2

Letter from FDA dated 10/12/00 approving the PMA for the OssaTron(R) Orthopaedic Extracorporeal Shock Wave System, subject to certain conditions, incorporated by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-KSB40 filed March 28, 2001 (Reg. No. 000-30406)

99.3

Letter from FDA dated 3/14/03 approving the PMA for the OssaTron(R) Orthopaedic Extracorporeal Shock Wave System for the treatment of lateral epicondylitis or tennis elbow, incorporated by reference to Exhibit 99.3 to the Company’s Annual Report on Form 10-K filed March 26, 2003 (Reg. No. 000-30406)

* management plan or compensatory plan or arrangement

3